UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

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Strategic Hotels & Resorts, Inc.

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(Name of Person(s) Filing Proxy Statement if other than Registrant)

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

April 9, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Strategic Hotels & Resorts, Inc., which will be held at 10:00 a.m., Central Time, on Thursday, May 27, 2010, at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601. At the annual meeting, stockholders will be asked to elect directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010 and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 9, 2010, we will mail to our stockholders a Notice of Meeting and of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2009 annual report and vote electronically via the internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to authorize your proxy electronically via the internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ William A. Prezant
William A. Prezant
Chairman of the Board

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

To our Stockholders:

The annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601 on Thursday, May 27, 2010, at 10:00 a.m., Central Time, for the following purposes:

1) To elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 18, 2010, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

Whether or not you expect to be present at the meeting, we urge you to authorize your proxy electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice of Meeting and of Internet Availability of Proxy Materials (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ Paula C. Maggio
Paula C. Maggio, Secretary

Chicago, Illinois

April 9, 2010

STRATEGIC HOTELS & RESORTS, INC.

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2010

This proxy statement is being furnished by and on behalf of our Board of Directors (the “Board”) in connection with the solicitation of proxies to be voted at the 2010 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	May 27, 2010
Time:	10:00 a.m., Central Time
Place:	Fairmont Chicago, Millennium Park
200 N. Columbus Drive, Chicago, Illinois 60601

At the annual meeting, stockholders will be asked to:

•

Elect the following nominees as our directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify: Robert P. Bowen, Kenneth Fisher, Raymond L. Gellein, Jr., Laurence S. Geller, James A. Jeffs, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant and Eugene F. Reilly (“Proposal 1”);

•

Consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2010 (“Proposal 2”); and

•	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our principal offices are located at 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, and our telephone number is (312) 658-5000.

The Notice, this proxy statement and the enclosed proxy card, and our 2009 annual report will be available on April 9, 2010 to stockholders of record as of the close of business on March 18, 2010.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting are:

May 27, 2010

10:00 a.m. (Central Time)

Fairmont Chicago, Millennium Park

200 N. Columbus Drive

Chicago, Illinois 60601

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission (the “SEC”) has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will provide notice of the annual meeting and instruct you as to how you may access and review all of the proxy materials on the internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Why did you send me the Notice?

We sent you the Notice regarding this proxy statement because we are holding our 2010 annual meeting of stockholders and our Board is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You do not have to attend the annual meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 18, 2010, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of March 18, 2010, there were a total of 75,349,854 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either authorize their proxy online or telephonically, sign and return their proxy cards or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting and present in person or by proxy constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

If you abstain or withhold votes for purposes of the vote on the election of directors or the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, your abstention or withheld votes will not be counted as votes cast and will have no effect on the result of such votes.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors requires a majority of the votes cast at the annual meeting on such matters.

How do I vote by proxy?

Follow the instructions on the Notice to authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote “FOR” all directors or withhold your vote or abstain from voting on all or certain directors specified by you.

•	You may abstain from voting on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors, in which case no vote will be recorded.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all nine nominees as directors, and ratify the appointment of Deloitte & Touche LLP as our independent auditors.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. Please have your Notice in hand when accessing the site, as it contains a 12-digit control number required for access. You can authorize your proxy via the internet or by telephone at any time prior to 11:59 p.m. Eastern Time, May 26, 2010, the day before the annual meeting.

If you requested paper proxy materials, you may also refer to the enclosed proxy card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of nine directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2010. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my previously authorized vote?

Yes. At any time before the vote on a proposal, you can change your vote either by executing or authorizing, dating, and delivering to us a new proxy via the internet, telephone or mail prior to the annual meeting, by giving us a written notice revoking your proxy card or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

Although we encourage you to authorize your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you authorized your proxy electronically or telephonically or submitted a proxy card.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (the “NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters. The election of directors is a non-routine matter. If you do not provide the brokerage firm with voting instructions on this proposal, your shares will not be voted on and are called “broker non-votes.”

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for proxy solicitation?

We do. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail, or in person. None of our employees will receive any extra compensation for doing this. We may engage an outside firm to solicit votes and the cost to us of engaging such a firm is estimated to be $10,000 plus reasonable out-of-pocket expenses.

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our annual report on Form 10-K for the year ended December 31, 2009, without charge, please contact: Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently nine directors on our Board. Nine nominees are proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All nine nominees currently serve on our Board.

All of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In determining the independence of our directors, our Board considered transactions, relationships and arrangements between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that Robert P. Bowen, Kenneth Fisher, Raymond L. Gellein, Jr., James A. Jeffs, Richard D. Kincaid, William A. Prezant and Eugene F. Reilly are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all nine nominees, we will continue to meet the NYSE requirement for a majority of independent directors serving on the Board.

Nominees for Election as Directors

The names, ages as of March 18, 2010, and existing positions of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
William A. Prezant	63	Chairman of the Board of Directors	2006
Robert P. Bowen	68	Director	2004
Kenneth Fisher	51	Director	2007
Raymond L. Gellein, Jr.	62	Director	2009
Laurence S. Geller	62	Director, President and Chief Executive Officer	2004
James A. Jeffs	57	Director	2006
Richard D. Kincaid	48	Director	2009
Sir David M.C. Michels	63	Director	2006
Eugene F. Reilly	48	Director	2009

William A. Prezant

William A. Prezant is a partner in the law firm Prezant & Mollath, and has practiced law in California since 1972 and in Nevada since 1982. He serves on the Board of Directors of Forward Management (a financial services company), and You Technologies, Inc. (a digital marketing and biometric patent portfolio). Mr. Prezant’s community activities include serving on the California/Nevada Advisory Board for the Wilderness Society and the Advisory Council of the Nevada Museum of Art. Mr. Prezant holds a Bachelor of Arts Degree from the University of Southern California and a Juris Doctorate from Georgetown Law Center.

We believe Mr. Prezant’s qualifications to sit on our Board include his almost four decades of experience as an attorney and businessman, and his expertise in corporate governance.

Robert P. Bowen

Robert P. Bowen retired as a Partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was partner-in-charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than

25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968 after receiving his Master of Business Administration degree from Emory University. Mr. Bowen served as a director of Gaylord Entertainment Company (NYSE: GET) from 2003 to 2007 and as a director of Equity Inns, Inc. (NYSE: ENN) from 2004 to 2007.

We believe Mr. Bowen’s qualifications to sit on our Board include his extensive experience with public companies and financial accounting matters for hospitality companies.

Kenneth Fisher

Kenneth Fisher has been a senior partner in Fisher Brothers, a New York City commercial real estate firm, since April 2003, and was a partner of Fisher Brothers from 1991 to April 2003. Mr. Fisher has been the chairman and Chief Executive Officer of Fisher House Foundation, Inc., a not-for-profit organization that constructs homes for families of hospitalized military personnel and veterans since May 2003 and served as vice chairman of Fisher House Foundation from May 2001 to May 2003. Mr. Fisher is a 29-year veteran of the real estate community. Mr. Fisher also is a member of the executive committee of the City Investment Fund, LP, a real estate investment fund, and a member of the executive committee of the Real Estate Board of New York’s Board of Governors. In 2007, Mr. Fisher was appointed to the President’s Commission on Care for America’s Returning Wounded Warriors. Mr. Fisher also served on the Board of Directors of Realogy Corporation from 2006 to 2007.

We believe Mr. Fisher’s qualifications to sit on our Board include his extensive knowledge of the real estate industry.

Raymond L. Gellein, Jr.

Raymond L. Gellein, Jr., resigned from Starwood Hotels and Resorts Worldwide (“Starwood”) in March 2008 where he held the position of President, Global Development Group from July, 2006 through March, 2008. In this position, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions. Prior to his position as President, Global Development Group, Mr. Gellein served as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. from 1999 through July, 2006. Mr. Gellein served as a director of Starwood Vacation Ownership Inc. from 1999 to 2008. Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc. (NYSE: VSTN) (“Vistana”), a public vacation ownership company acquired by Starwood in 1999. He joined Vistana in 1980 and was instrumental in leading the company’s development, the sale of the company in 1986, re-acquiring the assets of the Vistana entities from General Development Corporation in 1991 and launching a successful initial public offering of Vistana in 1997. Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management (1974), as well as a Bachelor of Arts majoring in Psychology from Denison University (1969). Mr. Gellein has served as a board member of the Florida Chapter of Junior Achievement, the Roy E. Crummer Graduate School of Business at Rollins College and served as the Chairman of the American Resort Development Association (“ARDA”). Mr. Gellein is currently serving as an advisor to the ARDA board and the ARDA executive committee. He also currently serves on the board of directors of the Mind and Life Institute headquartered in Boulder, Colorado.

We believe Mr. Gellein’s qualifications to sit on our Board include his extensive experience as a Chief Executive Officer of a publicly-traded hospitality company and as a senior executive of a major multi-national publicly-traded lodging company.

Laurence S. Geller

Laurence S. Geller has served as the President and Chief Executive Officer and a director of the Company since the Company’s initial public offering in 2004. In 1997, Mr. Geller founded Strategic Hotel Capital, L.L.C.

and served as its Chief Executive Officer and as a director. Prior to founding Strategic Hotel Capital, L.L.C., Mr. Geller was Chairman and Chief Executive Officer of Geller & Co., a gaming, tourism and lodging advisory company he founded in 1989. Geller & Co. specialized in domestic and international hotel, corporate and real estate development, financing and structuring. Previously, Mr. Geller held positions as Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, Senior Vice President of Holiday Inns, Inc. and Director of Grand Metropolitan Hotels in London. Mr. Geller is a former Vice Chairman of the Urban Land Institute’s Commercial and Retail Council and has held the position of Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Lodging Association. Mr. Geller serves on the boards of NAREIT, Children’s Memorial Hospital (where he serves as a member of its physical facilities sub-committee), and the American Jewish Committee (where he serves as a member of the National Leadership Council). He also serves on the President’s Council of the Midwest Region of the U.S. Fund for UNICEF. Mr. Geller is Chair of The Churchill Centre and serves on its Executive Committee. Mr. Geller is Ambassador for North America for the Hotel and Catering Institutional Management Association of the U.K. Mr. Geller is a graduate of Ealing Technical College’s school of hotel management and catering. Mr. Geller previously served on the Board of Directors of Gaylord Entertainment (NYSE: GET) from 2002 until July 2006. Mr. Geller has over 40 years of experience in the lodging industry and has received numerous awards for his service to the lodging industry and for his civic and philanthropic endeavors.

We believe Mr. Geller’s qualifications to sit on our Board include his 12 years as a founder and Chief Executive Officer of our company and its predecessor and his four decades of experience in the lodging industry.

James A. Jeffs

James A. Jeffs has served as the Director and Executive Co-Chairman of Max Petroleum Plc, a company listed on both the London Stock Exchange and the Frankfurt Stock Exchange since October, 2005. Mr. Jeffs is a director of South Oil Company and was also a director of Magnum Oil, both based in Russia. Mr. Jeffs has served since 1994 as Managing Director and Chief Investment Officer of The Whittier Trust Company, a trust and investment management company headquartered in South Pasadena, CA. Mr. Jeffs was the former Chairman of the Board of Directors of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston, Texas and listed on the NASDAQ. Previously, Mr. Jeffs was Chairman of the Board, Co-Chairman and Chief Executive Officer of Chaparral Resources, Inc. Mr. Jeffs was Chief Investment Officer and Senior Vice President of Trust Services of America from 1988 to 1992, and also President and Chief Executive Officer of TSA Capital Management. Mr. Jeffs also has served on the board of investments of The Los Angeles County Employees Retirement Association.

We believe Mr. Jeffs’ qualifications to sit on our Board include his years of executive leadership and his expertise in business, investments, management and corporate strategy.

Richard D. Kincaid

Richard D. Kincaid has served as the President and Founder of the BeCause Foundation, a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film since May, 2007. Mr. Kincaid is also an active private investor in early stage companies. Until its acquisition by the Blackstone Group in February of 2007, Mr. Kincaid was the president and Chief Executive Officer of Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Prior to being named President and Chief Executive Officer of EOP in 2003, Mr. Kincaid served as EOP’s Executive Vice President and Chief Operating Officer. Mr. Kincaid has also served as EOP’s Executive Vice President and Chief Financial Officer. Prior to joining EOP in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. Prior to joining Equity Group Investments, Inc. in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Mr. Kincaid is on the Board of Directors of Rayonier Inc. (NYSE: RYN), an international

REIT that specializes in timber and specialty fibers. He also serves on the Board of Directors of Vail Resorts (NYSE: MTN), a mountain resort operator. From October 2002 to February of 2007, Mr. Kincaid served as a Director of EOP. Mr. Kincaid received his master’s degree in business administration from the University of Texas, and his bachelor’s degree from Wichita State University.

We believe Mr. Kincaid’s qualifications to sit on our Board include his experience as a former Chief Executive Officer of a real estate investment trust and his expertise in financial, corporate planning and strategy.

Sir David M.C. Michels

Sir David M.C. Michels currently serves as the Deputy Chairman and Senior Independent Director of Marks & Spencer Plc. and easyJet plc. Sir David sits on the Board of Directors of Jumeirah Hotels and is Chairman of Paramount Restaurants. From June 2000 until February 2006, Sir David was Chief Executive Officer of Hilton Group Plc and from April 1999 to May 2000 he was Chief Executive Officer of Hilton International. Sir David was a Non-Executive Director of Hilton Hotels Corporation from November 2000 to December 2005. He served as Chief Executive Officer of Stakis Plc from May 1991 to March 1999. Sir David has spent 37 years in the leisure industry, primarily in hotels.

We believe Sir David Michels’ qualifications to sit on our Board include his experience as a former Chief Executive Officer of a publicly-traded hospitality company, his experience as a member of the board of multiple public companies and his vast knowledge of the lodging industry.

Eugene F. Reilly

Eugene Reilly is President, The Americas for AMB Property Corporation (“AMB”). In this capacity, Mr. Reilly is responsible for AMB’s business in the United States, Canada and Latin America. Mr. Reilly joined AMB in 2003 and has 26 years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas. Prior to joining AMB, Mr. Reilly was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he served as a founding partner and member of its Investment Committee and Board of Directors. Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust, for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico. Mr. Reilly is a member of the National Association of Industrial and Office Parks (“NAIOP”) where he is currently Secretary and serves on the NAIOP National Board of Directors and Executive Committee. He has served on the Board of Directors of the Massachusetts chapter of the NAIOP and the National Industrial Education Committee. He holds an A.B. in Economics from Harvard College.

We believe Mr. Reilly’s qualifications to sit on our Board include his experience as a senior executive of a publicly-traded real estate investment trust, his experience as a real estate investor and his expertise in corporate planning and strategy.

Vote Required; Recommendation

The election of a director to the Board requires the affirmative vote of a plurality of the votes cast at the annual meeting. Our Board unanimously recommends that you vote for the election of all nine nominees named above.

Board of Directors; Leadership Structure and Risk Assessment

We separate the roles of CEO and Chairman of the Board. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company. This leadership structure also is preferred by a significant number of the Company’s stockholders.

The Board is actively involved in oversight of risks that could affect the Company. The Board regularly reviews information regarding the Company’s operations, indebtedness and liquidity, as well as risks associated with each. The oversight is also conducted through committees of the Board, as disclosed in the descriptions of each of the committees and in the charters of each of the committees, but the Board has retained responsibility for general oversight of risks.

Board of Directors; Committees

Our Board is currently comprised of Messrs. William A. Prezant, Robert P. Bowen, Kenneth Fisher, Raymond L. Gellein, Jr., Laurence S. Geller, James A. Jeffs, Richard D. Kincaid, Sir David M.C. Michels and Eugene F. Reilly.

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2009, the Board held ten meetings and acted by unanimous written consent five times. During fiscal year 2009, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served while he was a member of the Board or such committees. Our corporate governance guidelines provide that the non-management directors shall designate the director who will preside at each executive session of the Board and the method by which employees, stockholders or other interested parties can communicate directly with the non-management directors. Our Board meets in executive session no fewer than four times each year during its regularly scheduled quarterly meetings.

The Board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include, among other things:

•

assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the Securities and Exchange Commission, or SEC, for inclusion in our annual proxy statement.

The audit committee also is actively involved in oversight of risks that could affect the Company. The risks reviewed on an annual basis include risks of fraud as well as general risks facing the Company. The Company’s internal audit department conducts an annual risk assessment and also an annual anti-fraud risk assessment by working with key members of management to identify key risks and mitigating factors in each area. The Company’s internal audit department reports the results of risks identified and corresponding mitigating activities to the audit committee on an annual basis. The audit committee reports such findings and factors to the full Board.

The audit committee is currently comprised of Messrs. Bowen, Fisher, Jeffs, Kincaid and Prezant, with Mr. Bowen serving as the audit committee’s chairman. The audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

The Board has determined that each audit committee member has no material relationship with the Company and meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Fisher, Jeffs, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our audit committee met eight times during fiscal year 2009 and did not act by unanimous written consent in performing its functions.

Our Board has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com. A copy of our Code of Business Conduct is also available, free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois, 60606.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), evaluating our CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level based on this evaluation;

•

reviewing and approving compensation for executive officers other than our CEO, incentive-compensation and equity-based plans and programs, including the Company’s Amended and Restated 2004 Incentive Plan (the “2004 Incentive Plan”), making or authorizing awards under such plans and programs, overseeing the activities of the individuals and committees responsible for administering these plans and programs, and discharging any responsibilities imposed on the compensation committee by any of these plans or programs;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments proposed to be made to any of our executive officers;

•	preparing a report for inclusion in our proxy statement for our annual meeting;

•	preparing and issuing an evaluation of the compensation committee;

•	reporting to our Board on a regular basis, and not less than once per year; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by the Board from time to time relating to our compensation programs.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of CEO or senior executive compensation is vested in the compensation committee.

The compensation committee is responsible for monitoring any risks relating to employment policies and the Company’s compensation and benefits systems. To assist in satisfying these oversight responsibilities, the committee has retained its own compensation consultant when considering certain changes to the compensation program and also meets regularly with management to understand the financial and human resources implications of compensation decisions being made.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee or any director or directors. Without limitation on the foregoing, the compensation committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The compensation committee is currently composed of Messrs. Gellein, Jeffs, Kincaid and Reilly, with Mr. Jeffs serving as the compensation committee’s chairman. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. Our compensation committee met seven times during 2009 and acted by unanimous written consent one time.

The compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include, among other things:

•	identifying individuals qualified to become members of our Board and recommending director candidates for election or re-election to our Board;

•	considering and making recommendations to our Board regarding board size and composition, committee composition; and

•	developing and recommending to our Board a set of corporate governance principles, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Fisher and Prezant, with Mr. Prezant serving as the corporate governance and nominating committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the NYSE. Our corporate governance and nominating committee met six times during fiscal year 2009 and did not act by unanimous written consent in performing its functions.

The corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Written communications submitted by stockholders pursuant to our stockholder communications policy regarding recommending the nomination of a person to be a member of our Board, will be forwarded to the chair of the corporate governance and nominating committee for consideration. Stockholders may recommend director nominees for consideration by the corporate governance and nominating committee by submitting the names and the following supporting information to our Secretary at: Secretary, Stockholder Nominations, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to our Board, including nominees recommended by stockholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines, and such other factors as the corporate governance and nominating committee deems appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

While the corporate governance and nominating committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that it considers in identifying nominees. As part of this process, the corporate governance and nominating committee evaluates how a particular candidate’s perspectives, knowledge, experience and expertise in substantive matters relating to the Company’s business may add value to the Board.

The corporate governance and nominating committee is authorized, in its sole discretion, to engage outside search firms and consultants to assist with the process of identifying and qualifying candidates and has the authority to negotiate the fees and terms of such retention. In 2009, the Board added three new members: Messrs. Gellein, Kincaid and Reilly. Neither the corporate governance and nominating committee nor the Board retained a search firm as a part of the process and no fees were paid to any third parties to identify, evaluate or assist in identifying or evaluating potential nominees. Mr. Kincaid’s nomination was recommended to the corporate governance and nominating committee by one of the Company’s stakeholders. Messrs. Gellein and Reilly were nominees recommended to the corporate governance and nominating committee by Mr. Geller.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our Board in the management of our business and affairs upon express delegation by our Board. The executive committee is currently comprised of Messrs. Bowen, Geller, Jeffs and Prezant, with Mr. Prezant serving as the executive committee’s chairperson. Our executive committee met one time during fiscal year 2009 and did not act by unanimous written consent in performing its functions.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance Guidelines. We have also adopted written corporate governance guidelines to advance the functioning of our Board and its committees and to set forth our Board’s expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Stockholder Communications Policy. We have adopted procedures for employees, stockholders and other interested parties to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or our Board as a group. Our code of business conduct and ethics requires employees to report such concerns.

All such concerns may be communicated to the Secretary by written correspondence directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Employees, stockholders and other interested parties may communicate concerns regarding questionable accounting or auditing matters to the Secretary on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to our entire Board prior to the next scheduled meeting of our Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting or auditing matters and other matters, the Secretary will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the Secretary will provide original copies or records of all communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the Board or appropriate committee thereof, if applicable, upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or Board (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Board or appropriate committee thereof, if applicable, will determine whether any action or response is necessary or appropriate in respect of a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The Secretary or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the stockholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our stockholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Director Attendance at Annual Meeting of Stockholders. We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At the Company’s last annual meeting, which was held on May 21, 2009, six of our seven directors up for election attended in person. Mr. Kincaid was unable to attend the Company’s annual meeting, as he had joined our Board after the meeting date had been determined and had a previously scheduled annual meeting related to another Board on which he sits.

Compensation Committee Interlocks and Insider Participation

From January 1, 2009 to January 28, 2009, the compensation committee of the Board was comprised of Messrs. Brennan, Coppola, Jeffs and Prezant. From January 29, 2009 to June 4, 2009, the compensation committee was comprised of Messrs. Brennan, Fisher, Kincaid and Jeffs. From June 5, 2009 to November 17, 2009, the compensation committee of the Board was comprised of Messrs. Fisher, Kincaid and Jeffs. From November 18, 2009 to December 31, 2009, the compensation committee of the Board was comprised of Messrs. Gellein, Jeffs, Kincaid and Reilly. None of the members of the Board who sat on the compensation committee in 2009 was employed by us as an officer or employee during or prior to 2009. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of our Board or their affiliates, see “Transactions With Related Persons” beginning on page 42.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth, as of March 18, 2010, the positions, ages and selected biographical information for our executive officers who are not directors and for Ms. Morefield, who is not an executive officer as of March 18, 2010, but has agreed to join the Company as Executive Vice President, Chief Financial Officer, as of April 12, 2010:

Diane M. Morefield

Diane M. Morefield, age 51, is expected to become the Company’s Executive Vice President, Chief Financial Officer effective April 12, 2010. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as chief financial officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From April 2007 through October 2007, Ms. Morefield served as chief financial officer of Joseph Freed & Associates, LLC, a family owned, privately-held real estate development and operating company specializing in retail, residential and mixed-use projects. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Her last position was Regional Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and over 300 employees. Prior to this role, Ms. Morefield was Senior Vice President—Investor Relations at EOP and responsible for all investor and public relations at the company. Ms. Morefield is a member of the Leadership Greater Chicago Fellows Program (Class of 2006), and in May 2003 completed the Northwestern University Kellogg School of Management: Women’s Board Director Development Program. Ms. Morefield received a Masters in Business Administration from The University of Chicago and a Bachelors of Science in Accountancy from The University of Illinois. She is a Certified Public Accountant.

Richard J. Moreau

Richard J. Moreau, age 63, has served as the Company’s Executive Vice President—Asset Management since 2005. Mr. Moreau previously served as the Company’s Vice President—Asset Management from 1997 to 2003 and Senior Vice President—Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 30 years in both property and multi-unit operation positions. From 1992 until he joined us in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company. He was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Paula C. Maggio

Paula C. Maggio, age 41, is the Company’s Senior Vice President, Secretary and General Counsel, and has been responsible for oversight of the Company’s legal affairs since 2004. Ms. Maggio played a critical role in the Company’s initial public offering in 2004 and has subsequently executed a number of significant transactions for the Company. From 2004 to 2007, Ms. Maggio served as the Company’s Vice President, Secretary and General Counsel. Upon joining the company’s predecessor in December, 2000 and through May, 2004, Ms. Maggio acted as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining the Company’s predecessor, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois in 1991 and 1994, respectively.

Stephen M. Briggs

Stephen M. Briggs, age 51, is the Company’s Senior Vice President, Chief Accounting Officer. Mr. Briggs previously served as the Company’s Vice President, Controller and Principal Accounting Officer from 2007 until February 2009. Prior to joining the Company in 2007, Mr. Briggs served as the Senior Vice President—Asset Strategy/Strategic Planning of Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion, where he provided strategic direction and leadership to the accounting, tax, financial reporting, regional finance, lease administration and financial modeling functions. His responsibilities included all external and internal financial reporting, including SEC reporting, federal and local income tax compliance, reporting to EOP’s audit committee and Sarbanes-Oxley compliance and coordination with external auditors of quarterly and annual audit processes. Prior to that, Mr. Briggs held positions at EOP as Senior Vice President—Chief Accounting Officer (2000-2004); Senior Vice President—Financial Reporting and Accounting (1999); Vice President—Financial Reporting and Accounting (1996-1999) and Vice President—Property Accounting (1993-1996). He was formerly a Vice President at VMS Realty Partners and an Auditor at Deloitte, Haskins & Sells. Mr. Briggs is a Certified Public Accountant and is a member of Best Financial Practices Council of the National Association of Real Estate Investment Trust.

Compensation Discussion and Analysis

I.	Overview

This Compensation Discussion and Analysis describes the compensation policies and arrangements that are applicable to the CEO and Chief Financial Officer (the “CFO”), as well as the other executive officers included in the summary compensation table under “—2009 Summary Compensation Table” on page 28, who are all referred to as “named executive officers” (the “NEOs”) as such term is defined in Item 402(a) of Regulation S-K.

II.	Compensation Philosophy & Objectives

The compensation committee has three primary objectives for our compensation program:

•

Provide overall levels of compensation that are competitive in order to attract and motivate highly qualified, experienced executives to continue to enhance the interests of the Company and build long-term stockholder value;

•	Provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•	Create a stockholder value-oriented mentality through the executive compensation programs by having a meaningful portion of compensation comprised of equity-based incentives.

To achieve its objectives, the compensation committee has established a compensation program for NEOs consisting of base salary, annual bonus awards and our long-term incentive (the “LTI Program”). Pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive.

As an executive’s level of responsibility increases, a greater proportion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on base salary. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy.

III.	Establishing the Compensation Program

To assist the compensation committee in meeting its objectives, the compensation committee may engage an outside executive compensation consulting firm to review the key elements of our compensation programs, base pay, annual incentives and long-term incentives, as well as its structure, including design and performance measurements.

In 2009, the compensation committee engaged Vivient Consulting (“Vivient”) to make recommendations regarding plan design for Mr. Geller’s compensation program, as well as the LTI Program for key executives. The peer group utilized by Vivient in performing its analysis was established by the compensation committee and Vivient in 2007 and included hotel companies and REITs of similar size or business strategy. The peer group utilized included:

•	Ashford Hospitality Trust, Inc.

•	Choice Hotels International, Inc.

•	FelCor Lodging Trust, Inc.

•	Gaylord Entertainment

•	LaSalle Hotel Properties, Inc.

•	Morgans Hotel Group Co.

•	Sunstone Hotel Investors, Inc.

•	Taubman Centers, Inc.

•	Vail Resorts, Inc.

•	Ventas, Inc.

•	Wyndham Worldwide

The compensation committee meets with Mr. Geller to discuss his own compensation package, but ultimately decisions regarding his package are made solely based upon the compensation committee’s deliberations, with input from its compensation consultant from time to time. Decisions regarding other executives are made by the compensation committee considering recommendations from Mr. Geller.

Other than with respect to evaluating and recommending the terms of Mr. Geller’s amended and restated employment agreement as compared to our peers, and in determining Ms. Maggio’s base salary increase, the compensation committee did not use peer group information as extensively as it had in prior years because of the significant deterioration in the economy and the market conditions affecting the Company.

IV.	Compensation Structure

A.	Pay Elements—Overview

The three main components of compensation are:

•	Base Salary

•	Annual Bonus

•	LTI Program

B.	Pay Elements—Details

(1) Base Salary

Base salaries are set with regard to the position within the Company and the individual’s current and sustained performance results. The base salary levels for each NEO are reviewed annually by the compensation committee. In setting base salaries, the compensation committee may consider:

•	competitive market and peer group data specific to an executive’s position;

•

individual performance assessments, as made by the compensation committee for Mr. Geller, and by Mr. Geller for the other NEOs, against goals established for the prior year by the specific individual or the management team collectively;

•	expected future contributions;

•	job responsibility; and

•	Company performance.

There is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the compensation committee’s judgment.

Based on the foregoing, in February 2010, the compensation committee increased the base salary of Ms. Maggio from $250,000 to $275,000 related to 2009 performance and in light of data specific to her position from the peer group established by Vivient and the 2009 Compensation Survey published by the National Association of Real Estate Investment Trusts (“NAREIT”). The compensation committee did not increase the base salaries of the remainder of the NEOs in 2010 related to 2009 performance or peer group data, on the premise that their existing salary levels were reasonable and appropriate.

(2) Annual Bonus Awards

Our annual bonus award program provides our NEOs the opportunity to receive cash bonus awards. In 2009, the annual bonus program included a Company financial component and a discretionary component. The financial component was weighted as 50% of target bonus for Mr. Geller and 25% of target bonus for the other NEOs. We selected this different weighting because Mr. Geller is ultimately accountable, as our CEO, for the Company’s financial performance, and accordingly, a greater percentage of his bonus should be more heavily weighted towards our results. In 2009, the metric for the financial component was “EBITDA” (as hereinafter defined) results against budgeted “EBITDA”. For computational purposes, “EBITDA” represents net income or loss attributable to the Company’s common stockholders excluding: (i) interest expense, (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income taxes and depreciation and amortization of our equity method investments, the effect of realizing deferred gains on our sale leasebacks, as well as the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency gains or losses and other non-recurring charges.

The discretionary component was weighted at 50% of target bonus for Mr. Geller and 75% of target bonus for other NEOs.

Mr. Geller. Pursuant to his amended and restated employment agreement described under “—Employment Agreements and Potential Post-Termination Payments—Laurence S. Geller Employment Agreement” beginning on page 32, Mr. Geller’s annual target incentive was 100% of base salary, or $750,000. For 2009, the annual bonus award was weighted 50% on the Company’s financial performance and 50% at the discretion of the compensation committee. For 2009, budgeted EBITDA was $116.8 million. Adjusted budgeted EBITDA, to take into consideration the sale of Four Seasons Mexico City hotel, was $116.2 million. If the Company earned 90% of budgeted EBITDA, Mr. Geller was entitled to a “threshold” bonus of 50% of the financial component, or $187,500. If the Company earned 107.5% or more of budgeted EBITDA, Mr. Geller was entitled to a bonus of 200% of the target for the 50% financial component, or $750,000.

For the discretionary component, the target was $375,000. On the discretionary component of Mr. Geller’s bonus, the compensation committee and Mr. Geller established that it would be evaluated based on Mr. Geller’s success in improving the Company’s balance sheet. The compensation committee considered the following items in evaluating balance sheet improvement: asset sales and use of proceeds thereof, joint ventures or equity issuances to provide liquidity, buying back stock or debt at discount; debt reduction; loan modifications and debt covenant compliance. The compensation committee also reviewed Mr. Geller against the Company-wide business objectives described below. The compensation committee’s subjective determination of the discretionary component did not assign any specific weighting to the various objectives or other considerations.

Other NEOs. For the other NEOs, the 2009 target annual incentives were 75% of base salary for Mr. Mead and Mr. Moreau, or $315,000 and $243,750, respectively, and 60% of base salary for Ms. Maggio and Mr. Briggs, or $150,000 and $136,200 respectively. Of the target annual incentive award, 25% was weighted on Company financial performance and 75% was at the discretion of the compensation committee. For 2009, the Company financial performance portion of the bonus plan was based on EBITDA achievement against budgeted EBITDA. Budgeted EBITDA for 2009 was $116.8 million. Adjusted budgeted EBITDA, taking into consideration the sale of Four Seasons Mexico City hotel, was $116.2 million.

The goals with respect to annual bonus awards are established at three separate levels—threshold, target and maximum. In 2009, to earn a threshold bonus on the Company component of the bonus, EBITDA was required to be at 90% of budget. If results were less than 90% of budgeted EBITDA, the NEOs would not be entitled to an award based on Company achievement of financial goals unless the compensation committee made a special determination otherwise. In 2009, to earn a maximum pay-out on the Company performance component of the bonus, EBITDA was required to be at least 107.5% of budgeted EBITDA.

For the discretionary component of the bonus for the other NEOs, the compensation committee considered the following in its subjective determination of the appropriate amount earned: personal performance, stock price and assessment of Company business performance. In considering Company business performance the compensation committee focused on the Company-wide objectives established by management and the Board in the first quarter of 2009. The objectives were to (i) outperform certain industry metrics, (ii) continue cost containment programs, (iii) reduce corporate overhead to $22.3 million, excluding one-time charges, (iv) conserve liquidity, (v) consummate certain asset sales, (vi) reduce land risk in Mexico and (vii) amend the Company’s credit facility. Additionally, the compensation committee evaluated other criteria, such as the importance and value of certain amendments to hotel management agreements and the Company’s financial results. The compensation committee’s subjective determination on the discretionary component did not assign any specific weighting to the various objectives or other considerations.

Bonuses are paid in the first quarter of each year for the prior year’s performance once the compensation committee has had the opportunity to assess individual performance accomplishments and Company performance as a whole.

2009 Bonuses. For 2009, actual company EBITDA, as reported in 2010, was $120 million. Consequently, actual financial performance was 103.2% of budgeted EBITDA as adjusted for the sale of the Four Seasons Mexico City. Mr. Geller earned 143% of target for the financial component of the 2009 bonus and the other NEOs earned 121% of target for the financial component of the 2009 bonus.

After its subjective assessment of Company and personal performance, the compensation committee determined that the appropriate pay-out for bonuses, in total, should be approximately 82% of the targeted bonus amounts. The compensation committee considered the achievement of management against the objectives established earlier in the year and considered that the objectives overall were primarily met; however, in light of the Company’s financial and stock price performance, the compensation committee approved a less than target award on the discretionary component of the bonuses to ensure less than target pay-out on bonuses, in the aggregate. The actual pay-outs on the discretionary components were 21% of target for Mr. Geller and 69% of target for the other NEOs with this percentage differential reflecting Mr. Geller’s greater accountability for Company-wide performance. The 2009 bonuses, paid in March 2010 are as shown on the table set forth below:

Name	Target Bonus	2009 Cash Bonus
		EBITDA vs. Budget		Discretionary		Total 2009 Cash Bonus
Laurence S. Geller	$750,000	$535,000	(1)	$80,000	(2)	$615,000
James E. Mead(5)	$315,000	$95,287.50	(3)	$163,012.50	(4)	$258,300
Richard J. Moreau	$243,750	$73,734	(3)	$126,141	(4)	$199,875
Paula C. Maggio	$150,000	$45,375	(3)	$77,625	(4)	$123,000
Stephen M. Briggs	$136,200	$41,200	(3)	$70,484	(4)	$111,684

(1)	Target for component is $375,000. Payout at approximately 143% of target.
(2)	Target for component is $375,000. Payout at approximately 21% of target.
(3)	Target for component for Mead, Moreau, Maggio and Briggs is $78,750, $60,937.50, $37,500 and $34,050, respectively. Payout at approximately 121% of target.
(4)	Target for component for Mead, Moreau, Maggio and Briggs is $236,250, $182,812.50, $112,500 and $102,150, respectively. Payout at approximately 69% of target.
(5)	Mr. Mead’s employment with the Company ended on March 8, 2010.

(3) LTI Program

Restricted Stock Units (the “RSUs”), performance-based restricted stock units or performance shares and stock options may be awarded as long-term incentives, and are used to balance the short-term focus of annual bonus awards by tying rewards to performance achieved over multi-year periods, as well as providing us with a tool to retain our NEOs. In 2009, the Company also adopted the Value Creation Plan (the “VCP”), which was intended to align management with our stockholders by utilizing a multi-year program that was directly linked to share price appreciation. Our compensation philosophy for executives traditionally has placed significant emphasis on long-term incentives, which is consistent with our goal of aligning management with our stockholders.

Restricted Stock Units

RSUs are grants of notional shares with time-based vesting restrictions. Each unit is worth one share of our common stock and the awards generally vest over a three-year period, with common shares delivered to NEOs upon vesting (absent a deferral agreement). Unless provided otherwise in an agreement, unvested RSUs are forfeited when an executive’s service with the Company is terminated. The compensation committee believes that awards of RSUs create an incentive for senior executives to operate the Company in a manner that creates significant long-term value and also assists with retention of superior executive talent in critical positions.

Under Mr. Geller’s amended and restated employment agreement, in 2010 Mr. Geller was entitled to receive a grant of three-year time-vested RSUs equal to the lesser of (i) $900,000 and (ii) 125,000 RSUs. In accordance with his agreement, on February 25, 2010, Mr. Geller received a grant of 125,000 RSUs. Additionally, upon execution of the amended and restated employment agreement in August, 2009, Mr. Geller received a grant of 75,000 three-year time-vested RSUs.

For Mr. Mead, annual grants have historically been determined at a target value of 140% of base salary. For the other NEOs, annual grants have historically had a target value set at 100% of base salary. The actual award may be adjusted based on the executive’s performance, experience and expertise. The value of the award is then divided by the share price of the Company’s common stock on the grant date to determine the actual number of RSUs to be granted. However, in 2010, in light of the then current stock price of the Company and the share constraints in the 2004 Incentive Plan, the compensation committee determined that the historic methodology of granting based on an adjusted target value was no longer feasible. Consequently, for the 2010 RSU grant, made February 25, 2010, the compensation committee elected to allocate no greater than one percent of the total number of common shares outstanding. As a result, the total number of RSUs that were granted to eligible employees, including the NEOs, was 706,974. In order to arrive at the number of RSUs to grant to each NEO other than Mr. Geller, the Company divided the target value for each NEO by five and the resulting amount was the number of RSUs granted.

A summary of the elements of the 2010 RSU grants applicable to the NEOs, other than Mr. Geller is as follows:

Type of Awards	Eligible Employees	Target Grant	Vesting	Value

RSUs	NEOs other than Mr. Geller	Target Value of Award ÷ 5 = # of RSUs	3-year step vesting on January 1 of each year	Based on common stock share value on grant date

The following table describes the 2010 RSU grants to our NEOs:

Named Executive Officer	2010 RSU Grant (# of RSUs)
Laurence S. Geller	125,000
James E. Mead(1)	117,600
Richard J. Moreau	65,000
Paula C. Maggio	55,000
Stephen M. Briggs	45,400

(1)	Mr. Mead’s employment with the Company ended March 8, 2010.

Additionally in 2009, the compensation committee elected to accelerate, effective March 31, 2009, the vesting of all RSUs held by all employees, including the NEOs, except for those grants awarded in March, 2009. Such acceleration provided a small level of additional compensation to our employees in a year with significantly diminished compensation and served to reduce the future accounting expense related to these RSUs that were issued previously at significantly higher values than the then-current trading price of the Company’s stock.

The compensation committee intends to consider annual long-term incentive grants for executives going forward and may consider special grants if it deems such action appropriate or necessary to attract or retain talent or pay in accordance with the Company’s philosophy.

Value Creation Plan

On August 27, 2009, the Company adopted the VCP to further align the interests and efforts of key employees, including our NEOs, to the interests of the Company’s stockholders in creating stockholder value and providing key employees an added incentive to work towards the Company’s growth and success. The VCP provides for up to 2.5% of the Company’s market capitalization (limited to a maximum market capitalization based on a common stock price of $20 per share) to be provided to participants in the VCP in 2012 if the highest average closing price of the Company’s common stock during certain consecutive twenty trading day periods in 2012 is at least $4.00 (the “Normal Distribution Amount”). The common stock price prior to 2012 is not utilized in determining the pay-out under the VCP in order to ensure that the current challenges facing the Company have been met and the stock price appreciation is sustainable. In addition, if a Change of Control (as defined in the VCP) occurs at any time prior to December 31, 2012, participants in the VCP will generally not be entitled to the Normal Distribution Amount and will instead be entitled to receive 2.5% of the Company’s market capitalization based on the value of a share of the Company’s common stock upon the Change of Control (the “Change of Control Price”), regardless of the Change of Control Price and regardless of whether it is at least the $4.00 minimum or greater than the $20.00 maximum for calculating Normal Distribution Amounts.

The compensation committee established the $4.00 threshold stock price in 2012 based on the recommendation of Vivient and based on a number of factors, including the then current stock price of $1.21, the historical 52-week trading range, the difficult economic environment for the Company and analyst reports. The compensation committee determined that the stock price in 2012 is critical due to upcoming important debt maturities of the Company on or before that time. A total of one million VCP units (the “VCP Units”) (representing the opportunity to earn an amount equal to 2.5% of the Company’s market capitalization) can be allocated to key employees participating in the VCP.

Awards Under Value Creation Plan

Of the 1,000,000 VCP Units, the compensation committee has granted Mr. Geller 600,000 VCP Units. In determining the level of the grant, the compensation committee and Vivient reviewed Mr. Geller’s award of 600,000 VCP Units and his annual grant of time-vested RSUs under his amended and restated employment agreement to ensure that Mr. Geller’s payout for long-term incentive compensation over the approximately three-year term of his agreement did not exceed 2.1% of total market capitalization of the Company for such period, or approximately .7% of total market capitalization for each of 2010, 2011 and 2012. Mr. Geller forfeits VCP Units under the VCP if he voluntarily terminates employment or his employment is terminated for cause (as defined in the Agreement). If Mr. Geller’s employment is terminated without cause or he has a constructive termination or he dies or becomes disabled, Mr. Geller or his estate will be entitled to keep the VCP Units granted to him and be paid in accordance with the terms of the VCP. Payments upon a VCP Unit distribution may be made in cash, in shares of the Company’s common stock (subject to approval by the stockholders of the Company), in some combination thereof or in any other manner approved by the committee of the Board administering the VCP.

In February, 2010, after consideration of the need to motivate, incent and retain the NEOs and to better align them with stockholders, the compensation committee granted the other NEOs awards under the VCP. Such awards were determined in the compensation committee’s subjective discretion, based on the recommendation of the CEO. The awards made to the other NEOs were:

Name	VCP Units	% Market Capitalization
James E. Mead(1)	90,000	0.225%
Richard J. Moreau	90,000	0.225%
Paula C. Maggio	70,000	0.175%
Stephen M. Briggs	70,000	0.175%

(1)	Mr. Mead’s employment with the Company ended March 8, 2010 and his Award of VCP Units was forfeited.

For the NEOs other than Mr. Geller, upon any termination of employment prior to January 1, 2012, the award of VCP Units will be forfeited.

Performance-Based Restricted Stock Units (Performance Shares)

In prior years for Mr. Geller and Mr. Mead, the compensation committee had determined that performance shares should be an element of the long-term incentive component of their compensation. Performance shares are earned based on attainment of specified performance measures, typically measured over a three-year period. Performance shares ensure a strong link between pay and long-term performance as the executive’s ability to earn shares is diminished if performance goals are not achieved. Currently, due to share constraints in the 2004 Incentive Plan and the stock price in general, the compensation committee believes a program more directly linked to share price appreciation such as the VCP, is preferable to incent and motivate the NEOs and appropriately align the NEOs with the Company’s stockholders.

With respect to Mr. Geller and Mr. Mead, the compensation committee had previously determined that 40% of the value of their long-term incentives should be in the form of performance shares that are earned based on achievement of key strategic company measures. Mr. Geller’s previous employment agreement provided that 67% of his performance shares will be earned with respect to achievement of budgeted FFO, as defined below, per share. The compensation committee believed that long-term FFO per share success would lead to strong stock performance and investor confidence, and was a key element in aligning executive pay with value creation for stockholders. The remaining 33% was tied to achievement of Relative Total Stockholder Return (share price appreciation plus dividend) (the “TSR”), which is based on our performance relative to the TSRs of each of the companies included in the Bloomberg Hotel REIT Index (the “Index”) at the end of the performance period. The compensation committee elected to benchmark the TSR measure against a recognized industry index in an effort to gauge performance with respect to an objective third-party stock index. Mr. Geller was eligible to receive 150% of the number of targeted performance shares in the case of extraordinary performance in long-term FFO per share and TSR. In the unique case of both extraordinary performance in long-term FFO per share and a positive TSR rank of #1 among the Index companies, Mr. Geller was eligible to receive up to 166.67% of the number of targeted performance shares, which the compensation committee believed was an appropriate award for such an accomplishment.

Mr. Mead’s employment agreement contained a similar program for 2009; however, the compensation committee did not make an award to Mr. Mead under the program in 2009 and consequently, at year-end 2009, approved a $100,000 discretionary cash bonus.

For computational purposes, we use the NAREIT definition of Funds From Operations (“FFO”), with adjustments for items such as gain or loss on extinguishment of debt, foreign currency translation gains or losses, impairment losses, and certain other items of a non-recurring nature. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of real estate property), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Awards to Mr. Geller

Mr. Geller received a three-year RSU grant in 2006 to provide him with long-term incentives of $6,000,000 for the period of the grant. Pursuant to Mr. Geller’s amended and restated employment agreement, which is discussed in greater detail under “—Employment Agreements and Potential Post-Termination Payments—Laurence S. Geller Employment Agreement” beginning on page 32, in 2006 Mr. Geller received a grant comprised of stock options (40% of total value), performance shares (40% of total value) and time-vested RSUs (20% of total value). While grants for options and RSUs were made at the time of the contract, the determination of the number of performance shares earned was made at year-end in 2007, 2008 and 2009 based on actual performance. The performance shares are earned based on FFO per share against budget (67% of the performance shares eligible to be earned) and TSR against the Index (33% of the performance shares eligible to be earned).

On December 31, 2009, Mr. Geller earned 18,516 performance shares, including reinvested dividends. Such shares will vest, based on continued employment by us, on December 31, 2010, subject to acceleration upon certain events and other terms of Mr. Geller’s 2006 amended and restated employment agreement. The earned performance shares were based on the achievement of FFO of $-.30 per share, which equates to pay out at 50% of the target performance shares for annual FFO performance, equating to 18,516 performance shares, including reinvested dividends. In 2009, Mr. Geller did not earn any performance shares related to the Company’s TSR measured against the Index.

Mr. Mead did not receive a 2009 LTI Program award, consequently, there were no performance shares which were available for him to earn as of December 31, 2009. Mr. Mead’s employment with the Company ended March 8, 2010.

(4) Perquisites and Other Benefits

We provide executive officers with a limited number of perquisites that the Company and compensation committee believe are reasonable and consistent with our industry. The compensation committee reviews the perquisites annually. Certain perquisites are discussed in further detail in footnotes 4 and 5 to the summary compensation table under “—2009 Summary Compensation Table” on page 28.

(5) Retirement

We do not have a defined benefit pension plan. The Strategic Hotel Funding, L.L.C. 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the NEOs, are able to contribute and also receive a dollar-for-dollar Company matching contribution based on the level contributed by the employee capped at 6% and subject to the compensation limits for qualified plans. In the event of achievement of our financial goals, the Company retains discretion to provide an additional contribution to the accounts of all employees participating in the 401(k) plan. In 2009, the Company did not make any discretionary additional contributions.

(6) Employment Agreements

The Company has an employment agreement with Mr. Geller. The employment agreement is intended to ensure retention of Mr. Geller as the critical member of the management team and to motivate Mr. Geller is to achieve superior long-term results on behalf of the Company.

The Company entered into an amended and restated employment agreement with Mr. Geller in August 2009. Mr. Geller’s prior agreement was scheduled to expire December 31, 2009, and the Board felt it was important and in the Company’s best interest to retain Mr. Geller’s expertise and services for an extended period, through December 31, 2012. As part of the agreement, Mr. Geller gave up his right to any parachute tax gross-up. The compensation program structure includes base salary, annual incentive bonus opportunity, annual award of RSUs and a one-time award of VCP Units. The compensation committee believes that such plan design appropriately motivates and incents Mr. Geller and aligns his interests with the interests of the stockholders.

Although the other NEOs do not have employment agreements, in 2008 the Company entered into an agreement with each of the other NEOs regarding severance in the event of termination without cause, constructive termination or change in control. See “—Employment Agreements and Potential Post-Termination Payments—Severance Program” beginning on page 36. The compensation committee reviewed severance protections for executive officers of the Company’s peer group of companies and determined that entering into the agreements provided contractual severance protections with the other NEOs in the event of termination without cause or a change-in-control would be consistent with protections found at the peer group.

Additionally, the 2004 Incentive Plan contains “single trigger” vesting of equity awards upon a change-in-control. We believe that such “single trigger” vesting provides a reasonable measure of security to the

NEOs that the long-term component of their compensation is not put at risk should the Company undergo such a transaction and ensures that the NEOs would not have objections to a transaction favorable to stockholders based on loss or impairment of their equity compensation value.

We previously had an employment agreement with Mr. Mead; however, Mr. Mead’s employment with the Company ended March 8, 2010.

V.	Timing of Equity Grants

Historically, grants of equity-based awards under our LTI Program are determined by the compensation committee and have typically been made in March of each calendar year following review by the compensation committee of the prior year’s Company and individual performance. Grants may also be at other times of the year upon execution of a new employment agreement, or in a new hire or promotion situation.

Starting in 2007, the compensation committee determined that annual grants of RSUs, stock options or performance shares will be made on the same date once a year, currently March 6th, or if that is not a trading date, the grant date will be the following trading date. If the approved RSU or performance share grant is set forth in dollars, the number of RSUs will be determined using the closing price of the common stock on the date of grant. The exercise price for stock options will also be the closing price of the common stock on the date of grant. The compensation committee will approve such grants on (or possibly before) the grant date. The compensation committee retains the discretion to award grants of RSUs, stock options or performance shares at other times during the year if it determines such action is appropriate. In 2010, instead of a dollar value, the RSU grants were determined as a specific number of RSUs and the grant date was February 25, 2010, which was the date of the compensation committee meeting approving such RSU grants. See “—LTI Program—Restricted Stock Units” beginning on page 21.

VI.	Adjustment or Recovery of Awards

To the extent that any of our financial results are misstated as a result of Mr. Geller’s willful misconduct or gross negligence and financial results are subsequently restated downward which would have resulted in lower awards to Mr. Geller, Mr. Geller’s employment agreement provides for offsets for future amounts due and/or clawbacks against past amounts paid pursuant to compensatory awards.

In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Geller and Mr. Mead must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months.

VII.	Consideration of Prior Amounts Realized

In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

VIII.	Stock Ownership Guidelines and Hedging Policies

The compensation committee has adopted stock ownership guidelines that are intended to require executive officers to own stock, or RSUs, in the Company equal to a percentage of their base salary, depending on their position. Mr. Geller is required to own stock or RSUs equal to five times his base salary and the other NEOs are required to own stock or RSUs equal to three times their base salary. Executives are required to reach these levels within five years of the later of commencement of employment or promotion to such executive level. Due to the economic downturn and its effect on the Company’s stock price, none of our executives are currently in compliance with this guideline and the Company’s compensation committee has waived the guideline through 2010. Other than these guidelines, there are no mandated equity holding periods.

We also maintain a policy that prohibits executives from holding Company securities in a margin account or pledging our securities as collateral for a loan. An exception exists is if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resort to the pledged securities. None of our executives have pledged shares in this manner.

IX.	Impact of Tax and Accounting

As a general matter, the compensation committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the compensation committee examines the accounting expense associated with the grants. Under Statement of Financial Accounting Standard 123 (revised 2004), grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for us. The accounting charge is equal to the grant date fair value of the instruments being issued. For RSUs, the expense is equal to the fair value of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the requisite service period or vesting period of the instruments. The Company has accounted for the VCP as a liability award. The fair value of the VCP will be re-measured at the end of each reporting period, and the Company will make adjustments to the compensation expense and liability to reflect the fair value.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, recommends to the Board that it be included in our annual report on Form 10-K and our proxy statement.

Compensation Committee

James A. Jeffs (Chairman)

Raymond L. Gellein, Jr.

Richard D. Kincaid

Eugene F. Reilly

2009 Summary Compensation Table

The following table sets forth for the year indicated the annual compensation of our CEO, our CFO and our other NEOs.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)		Option awards ($)(1)	Non-equity incentive plan compen- sation ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compen- sation ($)(2)		Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)		(j)
Laurence S. Geller	2009	$750,000	—		$107,250		—	$615,000	—	$33,804	(3)	$1,506,054
President and Chief Executive Officer	2008	$750,000	—		—		—	—	—	$13,800		$763,800
	2007	$750,000	—		—		—	$1,500,000	—	$22,500		$2,272,500

James E. Mead(6)	2009	$420,000	$100,000	(5)	—		—	$258,300	—	$14,700	(4)	$793,000
Executive Vice President, Chief Financial Officer	2008	$417,692	$25,000		$390,015		$285,706	—	—	$13,800		$1,132,213
	2007	$396,308	—		$470,723		$249,090	$450,000	—	$22,500		$1,588,621

Richard J. Moreau	2009	$325,000	—		$52,813	(7)	—	$199,875	—	$14,700	(4)	$592,388
Executive Vice President—Asset Management	2008	$317,846	$25,000		$487,509		—	—	—	$13,800		$844,155
	2007	$261,500	—		$263,019		—	$296,000	—	$22,500		$843,019

Paula C. Maggio	2009	$250,000	—		$40,625	(7)	—	$123,000	—	$14,700	(4)	$428,325
Senior Vice President—Secretary & General Counsel	2008	$246,539	$25,000		$350,004		—	—	—	$13,800		$635,343
	2007	$217,692	—		$264,006		—	$195,000	—	$22,500		$699,198

Stephen M. Briggs	2009	$227,000	—		$36,888	(7)	—	$111,684	—	$14,700	(4)	$390,272
Senior Vice President—Chief Accounting Officer	2008	$226,192	$25,000		$147,558		—	—	—	$13,800		$412,550

(1)	This column represents the grant date fair values of the awards as described in note 12 in our financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.
(2)	Each NEO received a 401(K) matching contribution of $14,700 in 2009.
(3)	Includes perquisites in the total amount of $19,104 comprised of legal fees related to employment agreement ($14,364), parking ($4,740) and complimentary or discounted services for executive or family when on personal travel at hotels owned by us. The amounts reflect the aggregate incremental cost to the Company.
(4)	The aggregate incremental cost to the Company of the perquisites to Mr. Mead, Mr. Moreau, Ms. Maggio and Mr. Briggs in 2009 did not on an individual basis exceed $10,000, and consequently, pursuant to SEC rules, are not disclosed.
(5)	In January, 2010, the compensation committee awarded Mr. Mead a $100,000 cash award to recognize 2009 performance; he did not receive a 2009 LTI grant.
(6)	Mr. Mead’s employment with the Company ended March 8, 2010.
(7)	Stock awards reflect those awards made in 2009 related to 2008 performance. Grants made in 2010 related to 2009 performance are detailed in the “LTI Program” section of the compensation discussion and analysis, beginning on page 21.

2009 Grants of Plan-Based Awards Table

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)						Estimated future payouts under equity incentive plan awards						All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair- value of stock & option awards(8)
(a)	(b)	Threshold ($) (c)		Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)		Target (#) (g)		Maximum (#) (h)		(i)	(j)	(k)	(l)
Laurence S. Geller	8/27/09	$500,000		$750,000		$1,500,000		—		—		—		75,000	—	—	$107,250
		$4,515,195	(2)	—		$22,575,976	(2)	—		—		—		—	—	—	—
James E. Mead(9)	—	—		$315,000	(3)	—		$117,600	(4)	$235,200	(4)	$392,000	(4)	—	—	—	—
		—		—		—		—		$235,200	(5)	—		—	—	—	—
		—		—		—		—		$117,600	(6)	—		—	—	—	—
Richard J. Moreau	3/20/09	$121,875		$243,750		$365,625		—		$325,000	(7)	$487,500	(7)	81,250	—	—	$52,813
Paula C. Maggio	3/20/09	$75,000		$150,000		$225,000		—		$250,000	(7)	$375,000	(7)	62,500	—	—	$40,625
Stephen M. Briggs	3/20/09	$68,100		$136,200		$204,300		—		$227,000	(7)	$340,500	(7)	56,750	—	—	$36,888

(1)	These columns show the potential value of the payout for each named executive if the threshold, target or maximum goals are satisfied for all performance measures for 2009. The business measurements, performance goals and salary and bonus multiples for determining the payout are described under “—Compensation Discussion and Analysis” beginning on page 17.
(2)	Represents VCP units payable in 2012 if stock price hurdle is met. In the event of change-in-control, there is no threshold or maximum limits. The VCP is described under “—Compensation Structure—Pay Elements—LTI Program—Value Creation Plan” beginning on page 22.
(3)	Mr. Mead’s employment agreement only refers to a target award. Additional discretionary awards can be granted to our NEOs.
(4)	Represents the potential dollar amount of performance shares that may be earned by Mr. Mead as of December 31, 2009, under the 2004 Incentive Plan, pursuant to his amended employment agreement. The business measurements and performance goals for determining the grant are described under “—Compensation Discussion and Analysis” beginning on page 17. Mr. Mead did not receive a grant of performance shares in 2009.
(5)	Represents the dollar amount of stock options that Mr. Mead was eligible to receive in 2009 under his amended employment agreement, which for these purposes is calculated based on his base salary of $420,000 per year. Mr. Mead did not receive a grant of stock options in 2009.
(6)	Represents the dollar amount of time-vested RSUs that Mr. Mead was eligible to receive in 2009 under his amended employment agreement, which for these purposes is calculated based on his base salary of $420,000 per year. Mr. Mead did not receive a grant of time-vested RSUs in 2009.
(7)	Represents the dollar amount of time-vested RSUs that Mr. Moreau, Ms. Maggio and Mr. Briggs were eligible to be granted based on their 2009 base salaries.
(8)	This column shows the full grant date fair value of the RSUs in accordance with FAS 123(R) granted to the NEOs in 2009. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the vesting period of the award. For RSUs, the fair value is calculated by using the closing price of our common stock of $0.65 on the grant date of March 20, 2009. These amounts reflect our accounting expense, and may not correspond to the actual value that will be recognized by the NEOs.
(9)	Mr. Mead’s employment with the Company ended March 8, 2010.

2009 Outstanding Equity Awards at Fiscal Year-End Table

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards								Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)		(c)		(d)	(e)		(f)	(g)	(h)	(i)	(j)
Laurence S. Geller	446,531	(1)	223,266	(1)	—	$20.40	—	9/7/2016	93,516	$173,940	—	—
James E. Mead(4)	66,424	(2)	—		—	$20.24	—	3/6/2017	—	—	—	—
	99,203	(3)	49,602	(3)	—	$13.44	—	3/6/2018	—	—	—	—
Richard J. Moreau	—		—		—	—	—	—	81,250	$151,125	—	—
Paula C. Maggio	—		—		—	—	—	—	62,500	$116,250	—	—
Stephen M. Briggs	—		—		—	—	—	—	56,750	$105,555	—	—

(1)	Options granted September 7, 2006 pursuant to Mr. Geller’s then amended and restated employment agreement vest and become exercisable ratably over a three-year period commencing December 31, 2009. The options expire on the date shown in column (f), which is ten years from grant.
(2)	Options granted March 6, 2007 pursuant to Mr. Mead’s amended employment agreement vest and become exercisable ratably over a three-year period commencing December 31, 2007. As of December 31, 2009, the options were scheduled to expire on the date shown in column (f), which was ten years from grant. Subsequently, in connection with Mr. Mead’s separation agreement dated March 10, 2010, the expiration date of the options is expected to be June 6, 2010.
(3)	Options granted March 6, 2008 pursuant to Mr. Mead’s amended employment agreement vest and become exercisable ratably over a three-year period commencing December 31, 2008. As of December 31, 2009, the options were scheduled to expire on the date shown in column (f), which was ten years from grant. Subsequently, in connection with Mr. Mead’s separation agreement dated March 10, 2010, the expiration date of the options is expected to be June 6, 2010.
(4)	Mr. Mead’s employment with the Company ended March 8, 2010.
(5)	VCP Units granted August 27, 2009 pursuant to Mr. Geller’s amended and restated employment agreement.

2009 Option Exercises and Stock Vested Table

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized upon exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Laurence S. Geller			634,596	$569,806
James E. Mead(3)			108,938	$102,594
Richard J. Moreau			44,937	$39,873
Paula C. Maggio			42,337	$37,648
Stephen M. Briggs			18,376	$16,244

(1)	This column represents the number of units which vested during 2009 under stock awards previously issued under the 2004 Incentive Plan.
(2)	Receipt of some or all of the RSUs may have been deferred. See the “2009 Nonqualified Deferred Compensation Plan Table” on page 31.
(3)	Mr. Mead’s employment with the Company ended March 8, 2010.

2009 Nonqualified Deferred Compensation Plan Table

The following table sets forth certain information with respect to deferrals made by the Company’s NEOs pursuant to our equity compensation plan, the earnings thereon and the aggregate balance at December 31, 2009:

Name (a)	Executive contributions in last FY ($)(1) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($)(2) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($)(3) (f)
Laurence S. Geller	—	—	—	—	—
James E. Mead(4)	—	—	—	—	—
Richard J. Moreau	$39,873	—	$48,143	—	$204,611
Paula C. Maggio	—	—	—	—	—
Stephen M. Briggs	—	—	—	—	—

(1)	These amounts reflect the value of RSUs which vested during 2009 and were deferred by the executive. The value was determined based on the number of RSUs vested and deferred multiplied by the closing price on the vesting date.
(2)	Amount reflects decrease in vested and deferred RSU value during 2009.
(3)	Amount reflects number of aggregate vested and deferred RSUs multiplied by the closing price on December 31, 2009 ($1.86).
(4)	Mr. Mead’s employment with the Company ended March 8, 2010.

2009 Director Compensation Table

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2009:

2009 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid In Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)		Total ($) (h)
Robert P. Bowen	$87,500	$10,201	—	—	—	—		$97,701
Michael W. Brennan(3)	$28,783	—	—	—	—	—		$28,783
Edward Coppola(4)	$4,918	—	—	—	—	—		$4,918
Kenneth Fisher	$53,500	$10,201	—	—	—	—		$63,701
Raymond L. Gellein	$16,128	$7,260	—	—	—	—		$23,388
James A. Jeffs	$73,500	$10,201	—	—	—	—		$83,701
Richard D. Kincaid	$52,928	$10,201	—	—	—	—		$63,129
David M.C. Michels	$38,500	$10,201	—	—	—	$197,914	(5)	$246,615
William Prezant	$92,000	$15,300	—	—	—	—		$107,300
Eugene F. Reilly	$16,128	$7,260	—	—	—	—		$23,388

(1)	Fees for Directors are:

Annual Retainer	$25,000
Chairman of the Board (additional retainer)	$20,000
Chairman of the Audit Committee (additional retainer)	$25,000
Chairman of the Corporate Governance and Nominating Committee (additional retainer)	$8,000
Chairman of the Compensation Committee (additional retainer)	$8,000
Board Meeting Fee	$1,500
Committee Meeting Fee	$1,500
(2)	Annual equity grants to Directors are fully-vested RSUs valued at $40,000 per year, with the exception of our Chairman of the Board, who receives a grant valued at $60,000. Historically, RSU grants were determined by dollar value of grant divided by closing stock price on grant date; however, in 2009, RSU grants were determined by dividing target value of RSU grant by six in light of share constraints and stock price.
(3)	Mr. Brennan resigned as a director as of June 5, 2009.
(4)	Mr. Coppola resigned from the Board effective January 28, 2009.
(5)	Sir David M.C. Michels acted as a consultant to the Company through December 31, 2009. Sir David M.C. Michels holds 23,087 RSUs that are unvested as of December 31, 2009. The terms of the consulting relationship are described under “—Transactions with Related Persons” beginning on page 42.

Employment Agreements and Potential Post-Termination Payments

In 2009, the Company maintained employment agreements with the two top executive officers, Mr. Geller and Mr. Mead. Mr. Mead’s employment with the Company ended March 8, 2010.

Laurence S. Geller Employment Agreement

A.	General

On August 27, 2009 (the “Effective Date”), the Company entered into an amended and restated employment agreement (the “Agreement”) with the Company’s president and CEO, Laurence S. Geller, pursuant to which Mr. Geller will serve as the Company’s president and CEO through December 31, 2012 (the “Agreement Term”), subject to earlier termination under certain circumstances as described below. The Agreement also obligates the Company to nominate Mr. Geller for election to the Board during the Agreement Term. As part of the Agreement, Mr. Geller gave up his right to any parachute tax gross-up. The Agreement provides that payments and benefits to Mr. Geller are cutback if such cutback would result in a greater net after-tax amount to Mr. Geller than if Mr. Geller received the payments and benefits subject to parachute excise taxes.

Under the Agreement, Mr. Geller will continue to receive a base salary at an annual rate of $750,000, which may be increased from time to time, subject to annual review by the compensation committee of the Board. For fiscal year 2009 and each subsequent fiscal year, Mr. Geller will be eligible to receive an annual cash performance-based bonus between 66-2/3% and 200% of base salary, with a target bonus of 100% of base salary. Such bonus for 2009 will be determined 50% by achievement of EBITDA goals and 50% as determined in good faith by the compensation committee in its discretion based on Mr. Geller’s performance in improving the Company’s balance sheet. Such bonus for subsequent years will be determined in part by the achievement of certain formulaic Company financial results established by the compensation committee and Mr. Geller at the beginning of the year and in part by an assessment by the compensation committee of Mr. Geller’s performance for the year. The compensation committee may in its discretion award additional incentive compensation during the Agreement Term.

Pursuant to the Agreement, Mr. Geller was granted, as of the Effective Date and pursuant to the Company’s VCP, an award of 600,000 VCP Units providing Mr. Geller with the opportunity to earn an amount equal to 1.5% of the Company’s market capitalization. In addition, as of the Effective Date, Mr. Geller was granted an award of 75,000 RSUs. The RSUs will vest in three equal annual installments, subject to acceleration upon certain events and other terms of the Agreement. The Agreement provides that during the first quarter of each fiscal year during the Agreement Term, the Company will grant to Mr. Geller RSUs with respect to a number of shares of common stock of the Company equal to the lower of (i) 120% of Mr. Geller’s base salary divided by the closing price of a share of common stock of the Company on the date of grant of the RSU or (ii) 125,000. Such annual RSU grants will vest in three annual installments commencing on the first January 1st after the grant of such RSUs, subject to acceleration upon certain events and other terms of the Agreement. RSU awards are also subject to the terms and conditions of the Company’s 2004 Incentive Plan. Each RSU award granted under the Agreement will provide for the accrual of dividend equivalents, if any, until the date of delivery.

The Agreement Term will automatically be extended for 12-month periods, unless the Company or Mr. Geller give the other party notice to the contrary by October 1, 2012 or by October 1 of any succeeding year, except that upon a Change in Control (as defined in the Agreement), the Agreement Term will extend for at least 24 months from the date of the Change in Control.

The Company may terminate Mr. Geller’s employment upon his death, upon a disability as defined in the Agreement or for “cause” as newly defined in the Agreement. Cause is defined as: (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Business Conduct and Ethics that could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company; (iii) gross obstruction of business operations or illegal or disreputable conduct by Mr. Geller that could be expected to impair the Company’s reputation, goodwill or business position and any acts that violate any policy relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the agreement including material inattention to or material neglect of duties and such action continuing for 30 days after receiving written notice from the Board.

Mr. Geller’s termination of employment will be considered a constructive termination if, without his written consent, the Company, among other things, reduces his salary or bonus opportunity, materially reduces his duties or authority or relocates its principal offices outside the Chicago metropolitan area. The Company may also terminate Mr. Geller’s employment without cause at any time by written notice to Mr. Geller. Mr. Geller may terminate his employment at any time by voluntary resignation by written notice to the Company.

In the event of Mr. Geller’s constructive termination or termination by the Company without cause on or within 24 months following a Change in Control, Mr. Geller is entitled to the following post termination benefits: (a) the Accrued Benefits, (b) a lump-sum amount equal to three times the sum of his base salary then in effect plus the higher of his target bonus or the average of the three most recent annual bonuses, (c) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (d) continued medical coverage for 36 months following the date of termination, (e) RSUs become immediately payable and all restrictions on any restricted stock and other share-based awards lapse, all options immediately vest and remain exercisable for up to five years following the date of termination, earned Performance Shares become immediately vested and for a termination prior to January 1, 2010, the Performance Shares and related dividend equivalent RSUs become immediately earned in a number equal to at least 100% of the Target Shares at each earning date, as adjusted to account for the shares earned in excess of 100% for any earning date that has already occurred and become immediately vested.

The Agreement also contains non-solicitation and confidentiality provisions. The non-solicitation of employees (other than Mr. Geller’s executive assistant) provision applies during the term of employment and for a period of 12 months thereafter.

The following table quantifies the amounts that we would owe Mr. Geller upon each of the termination or change in control triggers discussed above (if such had occurred on December 31, 2009):

Laurence S. Geller
Executive Benefits and Payments Upon Termination (a) (b) (c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination		Upon CIC or within 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	$1,500,000		N/A		$1,500,000		$2,250,000
Short-Term Incentive	N/A	$1,500,000		N/A		$1,500,000		$2,250,000
Pro-rata Bonus for Year	N/A	$750,000		N/A		$750,000		$750,000

Value of Accelerated Awards
Options	N/A	0	(d)	0	(d)	0	(d)	0	(d)
RSUs	N/A	$173,940	(f)	$173,940	(f)	$173,940	(f)	$173,940	(e)(f)
VCP	N/A	0	(g)	$2,099,566		0	(g)	$2,099,566

Value of Perquisites and Benefits
Accrued Vacation	$86,539	$86,539		N/A		$86,539		$86,539
Health Care	N/A	N/A		N/A		$31,447		$47,170

Total	$86,539	$4,010,479		$2,273,506		$4,041,926		$7,657,215

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2009, and are based on our closing stock price as of December 31, 2009 ($1.86).
(c)	As an employee, Mr. Geller participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Options are calculated as 0 because the exercise price is in excess of the closing stock price as of December 31, 2009 ($1.86).
(e)	Additional awards granted after change in control would be subject to accelerated vesting upon such termination. Awards outstanding at the change-in-control would accelerate upon the change in control.
(f)	Value includes all performance shares earned December 31, 2009 converted to RSUs.
(g)	Employment Agreement provides upon death, disability, termination without cause or constructive termination, such VCP Units are retained and earned, if applicable, in 2012 or upon a change of control. Calculated as 0 as of December 31, 2009 because of inability to quantify 2012 value and the December 31, 2009 value was less than the threshold required for a normal 2012 distribution.

James E. Mead Employment Agreement

In March 2007, we entered into an amended employment agreement with Mr. Mead to continue to serve as our CFO and Executive Vice President. Mr. Mead’s amended employment agreement provided for a base salary of at least $400,000 per year and a discretionary performance bonus targeted at 75% of his annual base salary. The agreement provided for annual long-term incentive awards in 2007, 2008 and 2009 having a grant-date fair value, assuming achievement of performance criteria at target, equal to 140% of Mr. Mead’s base salary, each of which vests in three equal installments and to the extent certain performance conditions are satisfied. In 2009, Mr. Mead’s long-term target award was $560,000. The agreement provided that such awards, if made, were to be allocated among Performance Shares (40% of total value), stock options (40% of total value) and RSUs (20% of total value). As indicated above, no longer-term award was made to Mr. Mead in 2009.

Mr. Mead’s employment with the Company ended March 8, 2010.

Post-Termination and Change-in-Control Payments

Mr. Mead’s amended employment agreement provided that if Mr. Mead is terminated without “cause” (defined similarly to the definition in Mr. Geller’s agreement as described above) or due to “constructive termination” (as defined below), he will be entitled to (i) severance pay equal to one times (two times if the termination is by reason of a change-in-control (as defined in the 2004 Incentive Plan)) his base salary plus his target bonus of 75% of base salary for such year, (ii) pro-rata target bonus for the year of termination, and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a change in control). In addition, such termination would cause all RSUs, options and performance-based shares scheduled to vest within the one-year period following such termination (and all RSUs, options and performance-based shares by reason of a change-in-control) to immediately and fully vest.

In connection with Mr. Mead’s termination of employment as of March 8, 2010, a separation agreement based on the provisions of the employment agreement was entered into as of March 9, 2010 providing Mr. Mead with aggregate severance payments of $815,820 payable in monthly installments throughout 2010 (rather than in a lump sum as provided by the employment agreement) as well as the vesting of certain unvested stock units and options as provided by the employment agreement. Mr. Mead forfeited all rights to any payments under the VCP.

Mr. Mead’s amended employment agreement contained non-compete, confidentiality, non-disparagement and non-solicitation covenants from Mr. Mead. The non-compete covenant applies during the term of the employment agreement and for a period of 12 months after the termination of the agreement voluntarily by Mr. Mead or with cause by the Company, prior to a change-in-control. The non-solicitation of employees covenant applies during the two-year period after the termination of Mr. Mead’s employment with us.

In the separation agreement, the Company and Mr. Mead agreed that the non-compete provision was not applicable after his termination of employment but the other post-termination covenants in his employment agreement continued to apply. The separation agreement also provided that Mr. Mead would continue to be covered by any director and officer indemnification and/or insurance coverage in effect for other officers on a basis no less favorable than that which applies to any other senior officer. As part of the separation agreement, Mr. Mead released and discharged the Company from any claims against the Company other than the Company’s obligations under the separation agreement.

The following table quantifies the amounts that we would owe Mr. Mead upon each of the termination or change-in-control triggers discussed above (if such had occurred on December 31, 2009):

James E. Mead
Executive Benefits and Payments Upon Termination (a) (b) (c)	Voluntary or For Cause Termination	Death or Disability	CIC Without Termination	Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A	N/A	$420,000	$840,000
Short-Term Incentive	N/A	N/A	N/A	$315,000	$630,000
Pro-Rata Short-Term Incentive	N/A	N/A	N/A	$315,000	$315,000

Value of Accelerated Awards
Options (d)	0	0	0	0	0
RSUs	N/A	N/A	N/A	N/A	N/A

Value of Perquisites and Benefits
Accrued Vacation	$29,076	$29,076	N/A	$29,076	$29,076
Health Care	N/A	N/A	N/A	$22,709	$45,417

Total	$29,076	$29,076	$0	$1,101,785	$1,859,493

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2009.
(c)	As an employee, Mr. Mead participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Options are calculated as 0 because the exercise price exceeds the closing stock price as of December 31, 2009 ($1.86).

Diane M. Morefield Offer Letter

On March 9, 2010, the Board appointed Ms. Diane M. Morefield to serve as Executive Vice President and CFO of the Company, effective April 12, 2010. Pursuant to an offer letter agreement (the “Offer Letter”), dated as of March 9, 2010, Ms. Morefield is entitled to an annual compensation package comprised of the following elements: (a) an annual base salary of $370,000, paid in bi-weekly installments as earned and, (b) eligibility for an annual bonus with a target of 75% of base salary (the “Target Bonus”), with a threshold bonus of 50% of Target Bonus and a maximum bonus of 150% of Target Bonus. Additionally, Ms. Morefield will be awarded 85,000 RSUs that vest pro-rata annually over a 3 year period and will be eligible for an annual award of RSUs at such time as they are granted to other eligible employees and provided the 2004 Incentive Plan, or a successor plan thereof, continues to have sufficient units for grant.

Moreover, pursuant to the Offer Letter, Ms. Morefield will be awarded 90,000 VCP Units, which is the equivalent to a pay-out of 0.225% of the Company’s market capitalization in 2012, provided certain hurdles, terms and conditions of the VCP are satisfied. The Company will provide Ms. Morefield with written severance protections consistent with the Company’s NEOs, other than the CEO.

Severance Program

NEOs other than Mr. Geller and Mr. Mead are each parties to an agreement pursuant to which if the NEO is terminated without “cause” (as defined below) or experiences a “constructive termination” (as defined below), each NEO would be entitled to (i) severance pay equal to one times (two times if the termination is by reasons of a change-in-control, as defined in our 2004 Incentive Plan, as described above) base salary plus target bonus of (a) 75% of base salary for Mr. Moreau and (b) 60% of base salary for Ms. Maggio and Mr. Briggs, (ii) pro-rata target bonus for the year of termination and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a change-in-control). In addition, such termination will cause all RSUs and performance-based shares, if any, scheduled to vest within the one-year period following termination (and all RSUs and performance-based shares by reason of a change-in-control) to immediately and fully vest.

For purposes of the agreements, the definition of “cause” is: (i) the willful and continued failure by the NEO, after notice and opportunity to cure, to substantially perform duties, (ii) willful gross misconduct involving serious moral turpitude of breach of loyalty, (iii) conviction of felony, crime involving fraud or other illegal conduct injurious to the Company, (iv) material breach of material written policies, (v) willful dishonesty in connection with Company business, (vi) willfully impeding, obstructing or failing to cooperate with a Board authorized investigation or (vii) willful withholding, removing, concealing or falsifying material in an investigation.

“Constructive Termination” means (i) the Company materially reduces the executive’s base salary or bonus opportunity or materially breach the agreement; (ii) the Company materially reduces the executive’s duties or authority, or materially restrict ability to communicate with our CEO or the Board or a committee of the Board; (iii) the Company relocates our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a change-in-control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect.

For the purposes of the agreements, the definition of “change-in-control” in the 2004 Incentive Plan was used. For purposes of the 2004 Incentive Plan, a “change-in-control” means the happening of any of the following:

•

any person or entity, including a “group”, has or acquires beneficial ownership of 25% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (not including voting securities held by us or companies related to us or any employee benefit plan of ours or our related companies);

•

the individuals who, as of the beginning of the period commencing two years prior to the date on which the occurrence of a change-in-control is to be determined (or who have been approved by a vote of at least two-thirds of the members of the Board), constitute our Board, cease for any reason to constitute more than 50% of the Board;

•	a consummation of a merger, consolidation or reorganization or similar event involving us, whether in a single transaction or in a series of transactions, unless, following such transaction:

•

the persons or entities with beneficial ownership, immediately before such transaction, have beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving entity in such transaction in substantially the same proportions as their beneficial ownership of the voting securities immediately before such transaction;

•

the individuals who were members of the incumbent board immediately prior to the execution of the initial agreement providing for such transaction constitute more than 50% of the members of the board of the surviving entity in such transaction; and

•

no person or entity (other than us or a related company or any person who immediately prior to such transaction had beneficial ownership of 25% or more of the then voting securities) has beneficial ownership of 25% or more of the then combined voting power of the surviving entity’s then outstanding voting securities;

•

the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person or entity (other than us or any related company) unless, immediately following such disposition, the conditions described in the preceding three bullet points will be satisfied with respect to the entity which acquires such shares; or

•	our liquidation or dissolution.

The following tables quantify amounts to which our other three NEOs would be entitled if they had been terminated as of December 31, 2009:

Richard J. Moreau
Executive Benefits and Short-Term Incentive Payments Upon Termination (a) (b) (c) (d)	Voluntary or For Cause Termination	Death or Disability	CIC Without Termination	Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A	N/A	$325,000	$650,000
Short-Term Incentive	N/A	N/A	N/A	$245,375	$490,750
Pro-Rata Short-Term Incentive	N/A	N/A	N/A	$245,375	$245,375

Value of Accelerated Awards
Options	N/A	N/A	N/A	N/A	N/A
RSUs (d)	N/A	N/A	$151,125	$50,375	$151,125

Value of Perquisites and Benefits
Accrued Vacation	$22,500	$22,500	N/A	$22,500	$22,500
Health Care	N/A	N/A	N/A	$15,723	$31,446

Total	$22,500	$22,500	$151,125	$904,348	$1,591,196

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2009, and are based on our closing stock price as of December 31, 2009 ($1.86).
(c)	As an employee, Mr. Moreau participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.

Paula C. Maggio
Executive Benefits and Short-Term Incentive Payments Upon Termination (a) (b) (c) (d)	Voluntary or For Cause Termination	Death or Disability	CIC Without Termination	Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A	N/A	$250,000	$500,000
Short-Term Incentive	N/A	N/A	N/A	$150,000	$300,000
Pro-Rata Short-Term Incentive	N/A	N/A	N/A	$150,000	$150,000

Value of Accelerated Awards
Options	N/A	N/A	N/A	N/A	N/A
RSUs (d)	N/A	N/A	$116,250	$38,750	$116,250

Value of Perquisites and Benefits
Accrued Vacation	$14,904	$14,904	N/A	$14,904	$14,904
Health Care	N/A	N/A	N/A	$22,709	$45,417

Total	$14,904	$14,904	$116,250	$626,363	$1,126,571

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2009, and are based on our closing stock price as of December 31, 2009 ($1.86).
(c)	As an employee, Ms. Maggio participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.

Stephen M. Briggs
Executive Benefits and Short-Term Incentive Payments Upon Termination (a) (b) (c) (d)	Voluntary or For Cause Termination	Death or Disability	CIC Without Termination	Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A	N/A	$227,000	$454,000
Short-Term Incentive	N/A	N/A	N/A	$90,800	$181,600
Pro-Rata Short-Term Incentive	N/A	N/A	N/A	$90,800	$90,800

Value of Accelerated Awards
Options	N/A	N/A	N/A	N/A	N/A
RSUs (d)	N/A	N/A	$105,555	$35,185	$105,555

Value of Perquisites and Benefits
Accrued Vacation	$7,857	$7,857	N/A	$7,857	$7,857
Health Care	N/A	N/A	N/A	$14,883	$29,766

Total	$7,857	$7,857	$105,555	$466,525	$869,578

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2009, and are based on our closing stock price as of December 31, 2009 ($1.86).
(c)	As an employee, Mr. Briggs participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.

Risk Management and Our Compensation Policies and Practices for All Employees

The Compensation Committee reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee noted several design features of our compensation programs for all employees that reduce the likelihood of excessive risk-taking including: balanced mix of cash and equity and annual and longer-term incentives and the broad discretion retained by the compensation committee in determining compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto and other information obtained from our directors and officers and certain 10% stockholders or otherwise available to us, we believe that during the 2009 fiscal year our directors, officers and beneficial owners of more than 10% of our total outstanding common shares did not fail to file on a timely basis the reports required by Section 16(a) filing requirements.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 18, 2010, there were a total of 75,349,854 shares of our common stock issued and outstanding. The following table sets forth, as of March 18, 2010, certain information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director, director nominee and NEO; and

•	all of our directors and NEOs as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

In presenting the percentage interest, we have assumed that all membership units of the Company’s operating partnership are immediately exchangeable for shares of the Company’s common stock, which results in a total of 76,304,600 shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Membership Units	Percent of Class
Directors and Executive Officers (2)
Laurence S. Geller (3)	994,514	67,095	1.4%
Robert P. Bowen	27,500	—	*
Kenneth Fisher (4)	30,000	—	*
Raymond L. Gellein (5)	250,000	—	*
James A. Jeffs	0	—	*
Richard D. Kincaid	0	—	*
Sir David M.C. Michels	37,982	—	*
William A. Prezant (6)	35,000	—	*
Eugene F. Reilly (5)	10,000	—	*
Stephen M. Briggs	31,721	—	*
Paula C. Maggio	69,628	—	*
James E. Mead (7)	324,123	—	*
Richard J. Moreau	11,424	—	*
All directors, nominees and NEOs as a group (13 in group)	1,821,892	67,095	2.5%

Other Stockholders
The Vanguard Group, Inc. (8)	6,495,876	—	8.5%
High Rise Capital Advisors, L.L.C., et al. (9)	5,543,550	—	7.3%
Vector Group Ltd. (10)	5,333,526	—	7.0%
BlackRock, Inc. (11)	4,983,684	—	6.5%
Harbinger Holdings, LLC et al. (12)	4,205,000	—	5.5%
Cascade Investment, L.L.C., et al. (13)	4,190,000	—	5.5%
Vanguard Specialized Funds—Vanguard REIT Index Fund (14)	3,771,412	—	4.9%

*	Less than 1% of the issued and outstanding shares.
(1)	Does not include the following shares of common stock underlying RSUs: Mr. Geller, 218,516, Mr. Bowen, 17,839, Mr. Fisher, 11,776, Mr. Gellein, 5,077, Mr. Jeffs, 13,160, Mr. Kincaid, 8,374, Sir David M.C. Michels, 36,608, Mr. Prezant, 19,257, Mr. Reilly, 5,077, Mr. Briggs, 83,234, Ms. Maggio 96,667 and Mr. Moreau, 256,256. Does not include: 1,400 shares of the Company’s 8.25% Series C Cumulative Redeemable Preferred Stock owned by Mr. Briggs and 1,000 shares of 8.5% Series A Cumulative Redeemable Preferred Stock owned by Mr. Mead. Mr. Mead owned less than 1% of the 4,488,750 shares of our 8.5% Series A Cumulative Redeemable Preferred Stock issued and outstanding as of March 18, 2010. Mr. Briggs owned less than 1% of the 5,750,000 shares of our 8.25% Series C Cumulative Redeemable Preferred Stock issued and outstanding as of March 18, 2010.

(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
(3)	Total includes 446,531 vested stock options with an exercise price of $20.40. Does not include 223,266 unvested stock options with an exercise price of $20.40.
(4)	Mr. Fisher is a general partner of NF Associates that owns the reported securities. Mr. Fisher disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.
(5)	Messrs. Gellein and Reilly were elected to the Board, effective August 26, 2009.
(6)	Includes common stock held indirectly.
(7)	Mr. Mead’s employment with the Company ended on March 8, 2010. Includes common stock held indirectly and common stock held by Mr. Mead as trustee. Mr. Mead disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein. Also includes 66,424 vested stock options with an exercise price of $20.24 and 148,805 vested stock options with an exercise price of $13.44.
(8)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 3, 2010, by The Vanguard Group, Inc., or “Vanguard.” Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power and shared dispositive power of 97,199 shares and sole dispositive power of 6,398,677 shares.
(9)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2010 by (i) High Rise Partners II, L.P., (ii) High Rise Partners II (a) L.P., (iii) High Rise Institutional Partners, L.P., (iv) Cedar Bridge Realty Fund, L.P., (v) Cedar Bridge Institutional Fund, L.P. (vi) High Rise Capital Advisors, LLC, (vii) Bridge Realty Advisors, LLC, (viii) David O’Connor and (ix) Charles Fitzgerald, collectively, “High Rise.” High Rise’s address is 535 Madison Avenue, New York, NY 10022. The High Rise Schedule 13G/A reported beneficial ownership as follows: High Rise Partners II, L.P. reported shared voting power and shared dispositive power of 2,227,401 shares; High Rise Partners II (a), L.P. reported shared voting power and shared dispositive power of 415,949 shares; High Rise Institutional Partners, L.P. reported shared voting power and shared dispositive power of 2,260,400 shares; Cedar Bridge Realty Fund, L.P. reported shared voting power and shared dispositive power of 335,100 shares; Cedar Bridge Institutional Fund, L.P. reported shared voting power and shared dispositive power of 304,700 shares; High Rise Capital Advisors, L.L.C. reported shared voting power and shared dispositive power of 5,534,550 shares; Bridge Realty Advisors, LLC reported shared voting power and shared dispositive power of 639,800 shares; and David O’Connor and Charles Fitzgerald each reported shared voting power and shared dispositive power of 5,543,550 shares.
(10)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D filed with the SEC on July 20, 2009, by Vector Group Ltd., or “Vector.” Vector’s address is 100 S.E. Second Street, Miami, FL 33131. In the Vector Schedule 13D, Vector reported sole voting power and sole dispositive power of 5,333,526 shares.
(11)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on January 29, 2010, by BlackRock, Inc., or “BlackRock.” BlackRock’s address is 40 East 52nd Street, New York, NY 10022. In the BlackRock Schedule 13G, BlackRock reported sole voting power and sole dispositive power of 4,983,684 shares.
(12)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on January 4, 2010, by (i) Harbinger Capital Partners Master Fund I, Ltd. (address: c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland), (ii) Harbinger Capital Partners LLC, (iii) Harbinger Capital Partners Special Situations Fund, L.P., (iv) Harbinger Capital Partners Special Situations GP, LLC, (v) Global Opportunities Breakaway Ltd. (address: c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104), (vi) Harbinger Capital Partners II LP, (vii) Harbinger Capital Partners II GP LLC, (viii) Harbinger Holdings, LLC and (ix) Philip Falcone, collectively “Harbinger.” Unless otherwise indicated, the address for each of the Harbinger entities is 450 Park Avenue, 30th Floor, New York, NY 10022. The Harbinger Schedule 13G reported beneficial ownership as follows: Harbinger Capital Partners Master Fund I, Ltd. reported shared voting power and shared dispositive power of 832,300 shares; Harbinger Capital Partners LLC reported shared voting power and shared dispositive power of 832,300 shares; Harbinger Capital Partners Special Situations Fund, L.P. reported shared voting power and shared dispositive power of 2,815,400 shares; Harbinger Capital Partners Special Situations GP, LLC reported shared voting power and shared dispositive power of 2,815,400 shares; Global Opportunities Breakaway Ltd. reported shared voting power and shared dispositive power of 557,300 shares; Harbinger Capital Partners II LP reported shared voting power and shared dispositive power of 557,300 shares; Harbinger Capital Partners II GP LLC reported shared voting power and shared dispositive power of 557,300 shares; Harbinger Holdings, LLC reported shared voting power and shared dispositive power of 3,647,700 shares; and Mr. Falcone reported shared voting power and shared dispositive power of 4,205,000 shares.

(13)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D filed with the SEC on October 6, 2008, by (i) Cascade Investment, L.L.C. (address: 2365 Carillon Point, Kirkland, Washington 98033) and (ii) William H. Gates (address: One Microsoft Way, Redmond, Washington 98052), collectively, “Cascade.” In the Cascade 13D, each of Cascade Investment, L.L.C. and William H. Gates reported sole voting power and sole dispositive power of 4,190,000 shares.
(14)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on February 4, 2010, by Vanguard Specialized Funds—Vanguard REIT Index Fund, or “Vanguard REIT.” Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard REIT Schedule 13G, Vanguard REIT reported sole voting power of 3,771,412 shares.

TRANSACTIONS WITH RELATED PERSONS

Cory Warning, the son-in-law of Mr. Geller, serves as Vice President, Development for the Company. Mr. Warning’s base salary is currently $170,000 per annum. Mr. Warning received a cash bonus of $49,200 under the Company bonus program in March 2010 with respect to fiscal year 2009. Mr. Warning received a holiday award of $17,500 in January 2009. Mr. Warning received a 2010 grant of RSUs on February 25, 2010 and a 2009 grant of 18,750 RSUs in March, 2009.

On February 12, 2008, the Company invested $1,200,000 of a $2,000,000 subscription in Luxury Leisure Properties International, L.L.C. (“LLPI”), a newly-formed venture with the objectives of purchasing, developing and arranging for the operations of luxury resort and tourist-oriented destination properties in multiple locations throughout North America, Central America and Europe. Luca Franco, the son-in-law of Laurence Geller, the Company’s President and CEO, was one of the founders of and served as executive vice president—development of LLPI. Upon formation, the Company owned 40%, Mr. Franco owned 10% and unrelated parties owned the remaining interests in the venture.

The Company’s interest in the LLPI venture was redeemed in May 2009, after which time, Mr. Franco owned 40% and the other remaining member owned 60% of LLPI. As part of the redemption, the Company received a return of $185,000 of capital and the remaining $190,000 in the Company’s capital account was re-allocated to the remaining members, including Mr. Franco. At the time of the Company’s redemption, LLPI also distributed $181,000 to each of the remaining members, including Mr. Franco.

From March 2009 through August 2009, LLPI, which has changed its name to Punta Mita Properties, LLC, provided asset management services to Resort Club Punta Mita, a joint venture with two unaffiliated parties, for a fee of $25,000 per month. Beginning in September 2009, the fees for the asset management services were reduced to a $10,000 base fee per month, with an opportunity to earn an additional $15,000 per month if certain sales occur. Effective March 31, 2010, the asset management services were terminated and neither the Company nor Resort Club Punta Mita has any continuing relationship with Punta Mita Properties, LLC.

On August 16, 2007, the Company entered into a consulting agreement with Sir David M.C. Michels, a member of the Board. On August 21, 2008, the Company amended the agreement (as amended, the “Consulting Agreement”). Under the terms of the agreement, Mr. Michels provided certain consulting services to the Company relating to its European strategy, including pursuing acquisition opportunities, facilitating relationships and advising on current European operations.

On August 5, 2009, the Company and Mr. Michels agreed to terminate the Consulting Agreement. Pursuant to the termination agreement dated August 5, 2009 (the termination agreement together with the “Consulting Agreement” is hereinafter referred to as the “Agreements”), Mr. Michels served as a consultant to the Company until December 31, 2009 (the “Consulting Agreement Termination Date”) and received $125,000, in consideration of (i) Mr. Michels’ consulting services through the Consulting Agreement Termination Date and (ii) contractually provided termination fees and the waiver of certain other benefits to which Mr. Michels was otherwise entitled to under the terms of the Consulting Agreement. Mr. Michels shall not receive any additional compensation or equity grants under the terms of the Agreements. All prior grants made by the Company to Mr. Michels pursuant to the Consulting Agreement shall continue to vest provided the conditions to such vesting contained in the Consulting Agreement are satisfied.

Pursuant to our code of business conduct and ethics, without the approval of our audit committee, we will not and have not:

•	engage in any material transaction, including one that involves the acquisition or sale of assets, with Strategic Hotel Capital, L.L.C.;

•

acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e., holds 5% of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest of more than 5%, any assets or other property;

•

make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons, is employed or has with other related persons a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

•

engage in any other transaction, including a financial transaction, arrangement or relationship, or series of any of the forgoing, with any of our related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, which has been our independent audit firm since 2002, has been appointed by our audit committee as our independent auditors for the fiscal year ending December 31, 2010, and our audit committee has further directed that the appointment of such accountants be submitted for ratification by the stockholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our charter or otherwise. However, our Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Board or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Board or audit committee determined that such a change would be in our and our stockholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2009 and 2008 by our principal accounting firm, Deloitte & Touche LLP, were as follows (in thousands of dollars):

	2008	2009
Audit fees (a)	$2,216	$2,040
Audit-related fees (b)	0	100

Total audit and audit-related fees	2,216	2,140
Tax fees (c)	442	440
All other fees (d)	2	2

Total	$2,660	$2,582

(a)	Audit fees include amounts billed to us related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, audits of our subsidiaries required by statute or otherwise, and assistance with SEC registration statements.
(b)	There were no audit-related fees billed to the Company during 2008. Audit-related fees billed to the Company during 2009 include registration statement and asset sale related services.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance, preparation and review of federal, state and local tax returns, and tax fees related to REIT tax matters.
(d)	Other fees include amounts billed to us for use of Deloitte’s accounting research data base.

The audit committee of our Board was advised of the services provided by our independent auditors that are unrelated to the audit of the annual fiscal year end financial statements and the review of interim financial statements, has considered whether the provision of these services is compatible with maintaining our independent auditors’ independence, and has determined such services for fiscal 2009 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The audit committee of our Board is responsible for appointing, setting compensation and overseeing the work of our independent accountants. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent accountants for non-audit services, other than those specifically listed in the policy, unless (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of our audit committee and our CFO are obtained prior to the retention and (iii) the retention will not impair the independence of the independent accountants.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the audit committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than at its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Our Board unanimously recommends that you vote for the ratification of Deloitte & Touche LLP as our independent auditors.

Report of the Audit Committee

Our Board’s audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors and operates under a written charter adopted by the Board. The charter can be viewed, together with any future changes that may occur, on our website at www.strategichotels.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2009 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Deloitte & Touche LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent auditors also provided to the audit committee the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board and in connection therewith the audit committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and the independent auditors as described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

Strategic Hotels & Resorts, Inc. Audit Committee

Robert P. Bowen (Chairman)

Kenneth Fisher

James A. Jeffs

Richard D. Kincaid

William A. Prezant

ANNUAL REPORT

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2011 annual meeting of stockholders, you must submit the proposal to our Secretary no later than December 10, 2010, in accordance with Rule 14a-8. In addition, if you desire to bring business (including director nominations) before our 2011 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than November 10, 2010, and no later than 5:00 p.m. (Central Time), December 10, 2010. Among other requirements, stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary.

HOUSEHOLDING

We have adopted a procedure called “householding” under which we will deliver only one copy of our Notice of Internet Availability of Proxy Materials to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

200 W. MADISON SUITE 1700 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19523-P89085	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STRATEGIC HOTELS & RESORTS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Proposal 1 -	ELECTION OF DIRECTORS	☐	☐	☐
The Board of Directors recommends a vote “FOR” all nominees.
NOMINEES:
01) Robert P. Bowen		06) Richard D. Kincaid
02) Kenneth Fisher		07) Sir David M.C. Michels
03) Raymond L. Gellein, Jr.		08) Eugene F. Reilly
04) Laurence S. Geller		09) William A. Prezant
05) James A. Jeffs
Proposal 2 -	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
		For	Against	Abstain
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.		☐	☐	☐
Proposal 3 -	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting:

The Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M19524-P89085

PROXY	PROXY
REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2010 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “Common Stock”) of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you hereby appoint Laurence S. Geller and Paula C. Maggio and each of them, with full powers of substitution, as proxies to vote the shares of Common Stock which you are entitled to vote at the 2010 Annual Meeting of Stockholders of the Company to be held at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, IL 60601 on Thursday, May 27, 2010 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Annual Meeting”).

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side.)